UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 16, 2014

Motors Liquidation Company GUC Trust

(Exact Name of Registrant as Specified in Charter)

Delaware	001-00043	45-6194071
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Wilmington Trust Company, as trust administrator and trustee Attn: David A. Vanaskey Jr., Vice President Rodney Square North 1100 North Market Street Wilmington, Delaware	19890-1615
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 636-6000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On May 16, 2014, the Bankruptcy Court for the Southern District of New York (the “Court”) issued a scheduling order (the “Scheduling Order”) with respect to a number of issues relating to a motion filed by General Motors Company (together with its consolidated subsidiaries, “New GM”) in which the GUC Trust has appeared as a party in interest, as summarized below.

In its quarterly report on Form 10-Q filed April 24, 2014 (the “New GM Form 10-Q”), New GM disclosed that since the beginning of 2014, New GM had recalled approximately 2.6 million vehicles to repair ignition switches or to fix ignition lock cylinders and an additional 4.4 million vehicles to address certain electrical and other safety concerns. In addition, as disclosed in its current report on Form 8-K filed May 15, 2014, New GM subsequently announced five new safety recalls relating to additional defects, affecting approximately 2.7 million vehicles. Many of the vehicles affected by the foregoing recalls were manufactured or sold prior to July 10, 2009, the date that Motors Liquidation Company (formerly General Motors Corporation) sold substantially all of its assets to New GM pursuant to the provisions of Section 363(b) of Chapter 11 of the United States Bankruptcy Code (the “Closing Date”).

In the New GM Form 10-Q, New GM also disclosed that 55 putative class actions had been filed by various plaintiffs (the “Plaintiffs”) against New GM seeking compensatory damages for economic losses allegedly resulting from the ignition-switch-related recalls or the underlying condition of the vehicles covered by those recalls (the “Ignition Switch Issue”). Since the date of that quarterly report, additional putative class actions have been filed against New GM relating to the Ignition Switch Issue (together, with the above-described lawsuits, the “Class Actions”). The claims of many of the putative Class Actions may be overlapping, and to date, such actions have not been consolidated. The Judicial Panel on Multidistrict Litigation has scheduled a May 29, 2014 hearing to determine whether to consolidate and transfer the Class Actions filed in federal courts for coordinated and consolidated pretrial proceedings.

On April 21, 2014, New GM filed a motion with the Court seeking to enforce the Sale Order and Injunction, entered on July 5, 2009 (the “Sale Order”), approving the sale of substantially all of the assets of General Motors Corporation (“Old GM,” and subsequently known as Motors Liquidation Company) to New GM pursuant to Section 363(b) of Chapter 11 of the United States Bankruptcy Code, which incorporates the terms of the Master Sale and Purchase Agreement, dated July 10, 2009 (the “MSPA”), by and among Old GM, certain of its debtor subsidiaries, and New GM. Under the terms of the Sale Order and the MSPA, all product liability and property damage claims arising from accidents or incidents prior to the Closing Date are to remain with Old GM as general unsecured claims. The GUC Trust has appeared in the proceedings in the Bankruptcy Court as an interested party.

On May 16, 2014, the Court entered the Scheduling Order identifying a number of “threshold issues” for its resolution, including whether a fraud on the Court was committed in connection with the Sale Order in respect of the Ignition Switch Issue and whether any or all of the claims asserted in the Class Actions are claims against Old GM and/or the GUC Trust. The GUC Trust intends to vigorously defend its position that none of the claims of the Plaintiffs may be properly asserted against Old GM or the GUC Trust.

As previously disclosed, on September 16, 2009, the Court entered the bar order (the “Bar Order”), setting November 30, 2009, as the bar date for filing proofs of claims related to all general unsecured claims against Old GM and, following the passage of the effective date of Old GM’s Second Amended Joint Chapter 11 Plan dated March 18, 2011 (the “Plan”), the GUC Trust. To date, no Plaintiff has asserted a claim against the GUC Trust in connection with the Class Actions. In any event, however, the Scheduling Order provides that the threshold issues do not include whether any claims in the Class Actions are timely or meritorious as against the bankruptcy estate of Old GM or the GUC Trust (notwithstanding the Bar Order).

Nonetheless, no assurance may be given that personal injury, property damage and other claims relating to New GM’s recalls involving GM vehicles manufactured or sold prior to the Closing Date and/or settlements previously reached with certain plaintiffs who asserted personal injury, property damage or other claims due to incidents or accidents that occurred prior to the Closing Date, will not adversely affect the GUC Trust, its assets or the Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 19, 2014

MOTORS LIQUIDATION COMPANY GUC TRUST

By: Wilmington Trust Company, not in its individual capacity, but solely in its capacity as trust administrator and trustee of the Motors Liquidation Company GUC Trust

By:	/s/ David A. Vanaskey
Name:	David A. Vanaskey
Title:	Vice President of Wilmington Trust Company